State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

091018958

9648726
JILLIAN SIDOTI
34721 MYRTLE COURT
WINCHESTER CA 92596

11-16-2009

ATTN: JILLIAN SIDOLL

DESCRIPTION	AMOUNT
ACQUISITION CAPITAL GROUP, INC.	
4753643 0102S Incorp Delaware Stock Co.	
Incorporation Fee	15.00
Receiving/Indexing	25.00
Data Entry Fee	5.00
Court Municipality Fee, Wilm.	20.00
Surcharge Assessment-New Castle	6.00
Page Assessment-New Castle Count	18.00
Expedite Fee, 24 Hour	50.00
FILING TOTAL	139.00
TOTAL PAYMENTS	139.00
SERVICE REQUEST BALANCE	.00

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:33 PM 11/13/2009
FILED 05:33 PM 11/13/2009
SRV 091018958 - 4753643 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Acquisition Capital Group, Inc
- **Second:** Its registered office in the State of Delaware is to be located at 1201 Orange St. #600 Street, in the City of Wilmington County of New Castle Zip Code 19899. The registered agent in charge thereof is InCorp Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 75,000,000 shares (number of authorized shares) with a par value of 0.0010000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Jillian Sidoti, Esq
  Mailing Address 34721 Myrtle Court
  Winchester, CA Zip Code 92596
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 12th day of November, A.D. 20 09.

BY: ______________________
(Incorporator)

NAME: Jillian Sidoti
(type or print)